SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
      Securities Exchange Act of 1934 [Amendment No.     ]


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
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[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Exchange Act Rule 14a-11 or Rule 14a-12

                        TECHNITROL, INC.
- ---------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


                        TECHNITROL, INC.
- ---------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)


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      Rule 14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    how it was determined.


                             TECHNITROL, INC.

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               MAY 23, 1995

     The Annual Meeting of the Shareholders of Technitrol, Inc. (hereinafter called the "Company"), will be held in the Lincoln Memorial Room, Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Tuesday, May 23, 1995, at 4:30 P.M., Eastern Daylight Saving Time, for the following purposes:
     (1) to nominate and elect three directors for a term of three years and until their successors are elected and qualified:
     (2) to consider and act upon the selection of KPMG Peat Marwick LLP as the Company's independent public accounts for the year ending December 31, 1995; and
     (3) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     Only shareholders of record at the close of business on March 10, 1995, will be entitled to vote at the meeting.

                                       By Order of the Board of Directors

                                                       J. Barton Harrison
                                                             Secretary
Philadelphia, Pennsylvania
April 17, 1995

     SHAREHOLDERS ARE REQUESTED TO MARK, SIGN AND RETURN THE ENCLOSED
                  PROXY PROMPTLY IN THE ENVELOPE PROVIDED


                             TECHNITROL, INC.
                           1210 Northbrook Drive
                                 Suite 385
                             Trevose, PA 19053

                              PROXY STATEMENT
               ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 1995

                               INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Technitrol, Inc. (hereinafter called the "Company") to be used in voting at the Annual Meeting of the Shareholders of the Company to be held in the Lincoln Memorial Room, Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on May 23, 1995, at 4:30 P.M., Eastern Daylight Saving Time, or at any adjournment or adjournments thereof. This Proxy Statement, the proxy and a copy of the Annual Report, including Consolidated Balance Sheets for the years ended December 31, 1994 and 1993 and Consolidated Statements of Earnings and Retained Earnings of the Company for the years ended December 31, 1994, 1993 and 1992, have been mailed to each shareholder of record at the close of business on March 10, 1995, on or before April 17, 1995. The Company's telephone number is 215-355-2900.
     You are requested to mark, sign and complete the accompanying proxy and return it in the envelope provided.
     Proxies in such form, if duly signed and received in time for the voting, will be voted in accordance with the directions of the shareholders. The persons designated as proxies shall have the discretionary authority to vote cumulatively for the election of Directors and distribute such votes among the nominees standing for election (except as otherwise instructed by a shareholder in the accompanying proxy) to assure the election of the nominees of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should the person so desire and, as provided by the laws of Pennsylvania, one may revoke the proxy by giving notice to the Secretary of the Company in writing or in open meeting, but such revocation shall not affect any vote previously taken.
     The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by the use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company, Proxies may be solicited by personal interview, mail, telephone or telegraph.
     Each holder of Common Stock of record at the close of business on March 10, 1995, is entitled to one vote per share so held on all matters that come before the Annual Meeting except in the election for directors which shall be by cumulative voting. In the election of directors, if a shareholder entitled to vote wishes to exercise cumulative voting rights, he shall so indicate his intention to the Chairman of the Annual Meeting prior to voting, multiply the number of votes to which he may be entitled by the total number of directors to be elected in the election and cast the whole number of such votes among one or more candidates in such proportion as he desires. The candidates receiving the highest number of votes, up to the number of directors to be elected in the election, shall then be elected.
     At the close of business on March 10, 1995, there were outstanding and entitled to vote at the Annual Meeting 6,021,152 shares of Common Stock, the only class of stock outstanding and entitled to vote at the Annual Meeting.

Proposal No. 1--Election of Directors
     The Board of Directors is divided into three classes. The Directors in Class I, Messrs. Thomas J. Flakoll, J. Barton Harrison and Graham Humes are presently serving terms expiring in 1996. The Directors in Class II, Messrs. John E. Burrows, Jr., James M. Papada, III and James J. Rafferty, Jr., are presently serving terms expiring in 1997. The Directors in Class III, Messrs. Roy E. Hock, Edward M. Mazze and Stanley E. Basara, are the Board of Directors' nominees for election at this meeting and will, if elected, serve terms expiring in 1998.
     Votes pursuant to the accompanying proxy will be cast equally, unless otherwise indicated on the proxy, for the election of Messrs. Hock, Mazze and Basara, provided that, as set forth above, the persons designated as proxies shall have the discretionary authority to cumulate their votes. However, each shareholder is allowed to vote his shares cumulatively in the manner previously described and may indicate such intention on the enclosed proxy. The three nominees are presently directors of the Company. It is not contemplated that any of Messrs.. Hock, Mazze or Basara will be unable or unwilling to serve as a Director, but should that occur, the Board of Directors reserves the right to nominate another person in place of any one.

       SECURITY OWNERSHIP OF CERTAIN PRINCIPAL OWNERS AND MANAGEMENT

Principal Owners
     The following table sets forth as of December 31, 1994, the beneficial ownership of those person known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock, the only class authorized:

      Name and Address of          Amount and Nature of            Percent
       Beneficial Owner            Beneficial Ownership           of Class
- ---------------------------------------------------------------------------
Gordon Palmer, Jr.                      996,300 (1)                16.55%
7147 Sabino Vista Circle                Direct
Tucson, AZ 85715

Tinicum Investors Group                 505,500 (2)                 8.40%
990 Stewart Avenue                      Direct
Garden City, NY 11530

Dimensional Fund Advisors, Inc.         390,300 (3)                 6.48%
1299 Ocean Avenue, 11th Floor           Indirect
Santa Monica, CA 90401

- -------------
(1) Mr. Palmer is one of the founders of the Company. For many years he was an officer of the Company and served as a Director from 1947 until July 31, 1991. He has been retired since 1977.
(2) Group consists of Tinicum Investors which owns 337,185 shares ("Investors"), James H. Kasschau, an officer and director of Investors, who owns 30,000 shares, and RIT Capital Partners plc, which owns 138,315 shares ("RIT"). With respect to said shares, RIT shares voting and dispositive powers with J. Rothschild Capital Management Ltd. ("Capital"). Investors and Mr. Kasschau have the same address and RIT and Capital are located at 15 St. James's Place, London SW1A INW, England.
(3) Of these shares, 232,800 shares are held of record by Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment adviser, 150,300 shares by DFA Investment Dimensions Group, Inc. and 7,200 shares by The DFA Investment Trust Company. Though Dimensional is deemed to be the beneficial owner of all such shares, it disclaims such beneficial ownership.

Management
     The following table sets forth as of March 10, 1995, the beneficial ownership of the Company's Common Stock by all Directors and nominees, and the Directors and officers of the Company as a group:

                                   Amount and Nature of       Percent
             Name                  Beneficial Ownership      of Class
- ---------------------------------------------------------------------------
J. Barton Harrison...............     81,670 Direct             1.36
Roy E. Hock......................    270,659 Direct             4.50
James M. Papada, III.............      2,400 Direct              .04
James J. Rafferty, Jr. ..........     53,100 Direct              .88
Thomas J. Flakoll................     40,259 Direct              .67
Edward M. Mazze..................      1,900 Direct              .03
Graham Humes.....................     21,000 Direct              .35
Stanley E. Basara................      1,500 Direct              .02
John E. Burrows, Jr..............        600 Direct              .01
Directors and Officers as
  a group (12 people)............    483,335                    8.03


                     DIRECTORS AND EXECUTIVE OFFICERS

Identification and Business Experience
     The following table sets forth certain information with regard to each person nominated for election or reelection to the Board (Messrs. Basara, Hock and Mazze), each Director whose term will continue after the Annual Meeting (Messrs. Burrows, Flakoll, Harrison, Humes, Papada and Rafferty) and the executive officers of the Company.

Name                    Age                 Position
- ---------------------------------------------------------------------------
Roy E. Hock...........  65  Chief Executive Offer and Chairman of the Board
Thomas J. Flakoll.....  50  Chief Operating Officer, President and Director
James J. Rafferty, Jr.  57  Vice President and Director
Michael J. Kirchoff...  50  Group Vice President
J. Barton Harrison....  65  Secretary and Director
Robert J. Citrino.....  62  Treasurer
Albert Thorp, III.....  40  Corporate Controller
James M. Papada, III..  46  Director
Edward M. Mazze.......  54  Director
Graham Humes..........  62  Director
Stanley E. Basara.....  61  Director
John E. Burrows, Jr...  47  Director

There is no family relationship between any officers and/or Directors nor are there any arrangements or understandings among any officers and/or Directors and any other person(s) pursuant to which any such officer and/or Director was or is to be selected as such.
     Mr. Hock has been a Director since 1967 and was elected Chief Executive Officer in 1976. He held the office of President from 1973 through November, 1985 and from July, 1987 to March, 1994.
     Mr. Flakoll was elected President and Chief Operating Officer of the Company in March of 1994, having been a Vice President since November, 1985. He was General Manager of the Components Division from 1980 until April, 1990, and was elected a Director in 1984. Prior to joining the Company, Mr. Flakoll held positions with the Fermont Division of Dynamics Corporation of America as Director of Operations and as Director of Engineering, and with Bowmar Instrument Corporation as Director of Manufacturing and Director of Engineering.
     Mr. Rafferty has held the office of President of Advanced Metallurgy from 1976 through 1985 and from July, 1987 to the present time. He was appointed Vice President and Director of Technitrol in 1984, President in 1985 and Vice President in 1987. Previously, Mr. Rafferty held positions with Dietrich Industries, Blairsville Division, as Division Manager, and with National Aluminum Products as Vice President of Production.
     Mr. Kirchoff was elected Group Vice President in January of 1995. Previously, he was employed by Victoreen, Inc. from 1986 to 1993, serving as President and Chief Executive Officer since 1988. Prior to that, he was employed in various capacities by EG&G Ortec, Inc. from 1972 to 1986, including General Manager, Materials Analysis Division from 1981 to 1985 and then Vice President, Marketing and Sales, to 1986.
     Mr. Harrison has been a Director since 1966, and was elected Secretary effective February 7, 1983, a position which he previously held from 1975 to 1977. Mr. Harrison was President of Extracorporeal, Inc. a manufacturer of medical devices, from October, 1977, until October, 1982. Currently, he is also a director of Steel Plant Equipment Corporation.
     Mr. Citrino served in the capacity of Controller for over two years and has been employed by the Company since 1967. He was elected Treasurer on March 16, 1983.
     Mr. Thorp joined the Company in August, 1989, and was elected Corporate Controller on September 27, 1989. From February, 1986, until August, 1989, he was Controller of the Medical Packaging Division of PM Company. Prior to that, he was Plant Controller for Centocor, Inc. from November, 1984, until February, 1986. Mr. Thorp is a Certified Public Accountant.
     From February, 1983, until December, 1987, Mr. Papada was President and Chief Operating Officer of Hordis Brothers, Inc., a privately-held glass fabricator. Commencing December, 1987, Mr. Papada became a partner in the law firm of Stradley, Ronon, Stevens & Young, where he had been a partner prior to his joining Hordis. Stradley, Ronon, Stevens & Young is counsel to the Company. Mr. Papada is also a Director of Para-Chem Southern, Inc., and has been a Director of the Company since 1983.
     Dr. Mazze was elected a Director of the Company in November, 1985. On July 1, 1993, Dr. Mazze was appointed Dean, The Belk College of Business Administration, The University of North Carolina at Charlotte and Professor of Marketing. Prior to that he was Professor of Marketing and International Business at Temple University and was formerly the Dean of the School of Business and Management at Temple. From 1975 to 1979, he was Dean of the W. Paul Stillman School of Business at Seton Hall University. Dr. Mazze also serves as a management and marketing consultant. He is a Trustee of Delaware Valley College of Science and Agriculture.
     Mr. Humes was elected a Director of the Company in November, 1986, effective February, 1987. He is General Director (CEO) of CARESBAC-St. Petersburg, in St. Petersburg, Russian Federation. He was a Senior Vice President and a Managing Director of Legg Mason Wood Walker, Inc. from March 1987 through June 1993. From 1974 through February, 1987, he was a Senior Vice President of Mellon Bank (East), N.A. and Manager of the Corporate Finance Group. He is a Director of Brunschwig & Fils, Inc., CARESBAC-St. Petersburg and CARESBAC-Bulgaria, Sophia, Bulgaria.
     Mr. Basara was elected as a Director by the Board of Directors in September 1993. Mr. Basara has been President and Chief Operating Officer of Panasonic Broadcast Systems Company since 1987. From June 1982 through 1986 he was President of Thompson-CFS, Inc. From 1956 to 1981 he was employed by RCA Corporation, his last position being Division Vice President and General Manager of RCA's Broadcast Systems Division.
     Mr. Burrows was elected as a Class II Director in May of 1994. Currently, he is Vice President-North America of Quaker Chemical Corporation. From 1973 until his appointment at Quaker Chemical Corporation in March, 1990, he held various management positions at FMC Corporation, the most recent being Division Manager, Marine Colloids, a biotech and food specialty chemical operation with sales in 75 countries and plants in Europe, the U.S. and the Philippines.

Committees
     The Board of Directors of the Company has an Audit Committee and an Executive Compensation Committee, the members of which are non-employee Directors. The current members of such Committees are: Audit -- Messrs. Burrows, Humes and Papada; Executive Compensation -- Messrs. Basara, Harrison and Mazze. During the year ended December 31, 1994, the Board, Audit and Executive Compensation Committees held seven, three and three meetings, respectively. No director attended fewer than 75% of the aggregate of Board meetings and Committee meetings of which such Director was a member. The Board does not have a nominating or similar committee.
     The function of the Executive Compensation Committee is to review and recommend to the Board the broad plan of key executive compensation, and implementation thereof, to review the performance and corporate objectives of the Chief Executive Officer and Chief Operating Officer, to review the Company's pension plan and investment performance thereof and to undertake special assignments as made by the Board.
     The main function of the Audit Committee is to assist the Board in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices, including recommendation of the firm to be employed as independent auditors, consultation with the independent auditor regarding the plan, scope and cost of the audit and non-audit functions, if any; consultation and review with the independent auditor of its report (including accounting practices and principles, adjustments and required disclosure) and management letter; periodic consultation (outside of management's presence) with the independent auditor regarding the adequacy of internal controls; review of internal audit reports and review of the total insurance program for adequacy.

          INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation
     The following table sets forth the cash compensation, as well as the value of restricted stock plan awards, paid to the Company's three executive officers whose cash compensation for each of the three years ended December 31, 1994, exceeded $100,000.

                                           SUMMARY COMPENSATION TABLE

                                              Annual             Long-Term Compensation           All Other
                                         Compensation (1)      Restricted Stock Plan Awards    Compensation (3)
                                       ---------------------   ----------------------------   -------------------
                              Fiscal
Name and Principal Position    Year     Salary       Bonus      Shares (2)     Value
- -----------------------------------------------------------------------------------------------------------------
Roy E. Hock, Chief             1994    $207,000    $100,000        1,830       $27,221             $37,033
Executive Officer and          1993     187,000      58,000        2,700        31,500              15,524
Chairman of the Board          1992     187,000      30,000        1,500        13,188               3,159

Thomas J. Flakoll, Chief       1994     161,800      87,000        1,680        24,990              37,574
Operating Officer and          1993     141,000      47,000        2,070        24,150              23,634
President                      1992     141,000      30,000        1,500        13,188               7,904

James J. Rafferty, Jr.         1994     150,000      70,000        1,440        21,420               9,772
Vice President                 1993     143,000      47,000        2,400        28,000              22,199
                               1992     143,000      30,000        1,500        13,188              14,820

(1) None of the three officers received other annual compensation exceeding the lesser of $50,000 or 10% of salary and bonus during the years 1992, 1993 and 1994.
(2) At December 31, 1994, the aggregate shares held under the Restricted
    Stock Plans and value thereof was a follows: Mr. Hock, 4,200 shares values at $57,225; Mr. Flakoll, 8,970 shares valued at $122,216; and
    Mr. Rafferty, 11,100 shares values at $151,238. Dividends are paid on shares held under the Restricted Stock Plans. Shares in 1993 and 1992 adjusted to reflect 200% stock dividend effective September 18, 1994.
(3) Includes cash received upon vesting of Restricted Stock Plan awards previously granted, Company's contribution under the 401(k) Retirement Savings Plan, and term life insurance premiums paid. For the year 1994, the aggregate sums reported above are specifically identified as follows:
                         Cash under
                    Restricted Stock Plans   401(k) Plan   Term Life Insurance
                    ----------------------   -----------   -------------------
    Mr. Hock........        $33,683            $3,105            $1,245
    Mr. Flakoll.....         34,027             2,329             1,218
    Mr. Rafferty....          6,737             2,246               789


Retirement Plan
     The Company maintains a defined benefit pension plan which provides retirement benefits to employees of the Company and its subsidiaries who are not covered by a collectively bargained agreement providing retirement benefits from other plans. The Company makes contributions annually to the plan based upon the annual salary (excluding bonuses) of each participant and certain actuarial calculations. The following table sets forth as to the Company's defined benefit pension plan the annual benefits payable upon retirement to persons with specified final average salaries and years of credited service classification. The information assumes that the person retires at age 65 or older and selects a single life annuity payment:

                                      Years of Credited Service
                             --------------------------------------------
     Final Average Salary    10 Years    20 Years    30 Years    40 Years
                             --------    --------    --------    --------
     $150,000............     $16,000     $12,000     $18,000     $18,000
     100,000.............      13,700      27,500      41,200      41,200
     150,000.............      21,400      42,900      64,300      64,300

Messrs. Hock, Flakoll and Rafferty have 35, 14 and 19 years of credited service under the plan, respectively, and their annual salaries covered by the plan during the year ended December 31, 1994, were $150,000 each, the maximum allowable amount for qualified pension plans in 1994.
     Under federal law, an employee's benefits under a qualified pension plan, such as the Company's pension plan outlined above, are limited to certain maximum amounts. Effective January 1, 1994, the Company adopted a supplemental retirement plan which supplements, on an unfunded basis, the benefits of any participant in the qualified pension plan in an amount by which any participant's benefits are limited by law. The amount of the annual salaries of Messrs. Hock and Flakoll covered by this supplemental plan during the year ended December 31, 1994, were $57,000 and $11,800, respectively.

Restricted Stock
     In 1981, the Board of Directors and the Shareholders of the Company approved the adoption of an Incentive Compensation Plan. The plan provides that the Committee administering the plan (the "Committee") has the authority and flexibility to develop and implement forms of incentive compensation for executive employees and key employees of each of the operating divisions and subsidiaries of the Company.
     Pursuant to the authority granted it under the plan, the Committee adopted a Restricted Stock Plan (the "Restricted Plan I"), pursuant to which shares of restricted stock may be awarded to executive employees, at no cost to such employee. These shares may not be sold, pledged, or otherwise disposed of until the restriction period set forth in Restricted Plan I (the "Restricted Period") has ended. During the Restricted Period, the executive must remain in the employ of the Company, except for normal retirement, or early retirement with the Committee's permission. In the event that the executive ceases to be an employee of the Company during the Restricted Period, then ownership of the shares reverts to the Company.
     At such times as the shares are issue to an executive pursuant to Restricted Plan I, the Committee determines performance targets (the"Performance Target"). The Performance Target must be achieved by the executive, if at all (but subject to the provision set forth below), at any time on or before the third anniversary of the date of the issuance of shares under Restricted Plan I (the "Performance Date"). The Restricted Period related to the shares issued to each executive from time to time expires upon the earlier of the seventh anniversary of the issuance of such shares or the Performance Date. Restricted Plan I also provides that the Committee can determine, at the Performance Date, that a Performance Target has been partially achieved and may then modify the number of shares as to which the Restricted Period has ended. If the executive dies or becomes totally disabled after shares have been issued to him or her, Restricted Plan I provides in some instances for the early termination of the Restricted Period, and allows, in other instances, for the early termination of the Restricted Period at the discretion of the Committee.
     In 1984, the Board of Directors adopted a second restricted stock plan ("Restricted Plan II") under the Incentive Compensation Plan. Restricted Plan II is designed to enable the Company to obtain and retain the services of qualified employees, and to reward and motivate them, by provided them with the opportunity to acquire shares of the Company's Common Stock. Under the Restricted Plan II, shares of restricted stock may be awarded not only to executive employees, but also to key employees of each of the operating divisions and subsidiaries of the Company.
     Under Restricted Plan II, shares of Common Stock may be awarded to eligible employees, from time to time, at no cost to such employees. The shares may not be sold, pledged or otherwise disposed of until the restricted period set forth in Restricted Plan II has ended. During the restricted period (five years), the shares remain physically in the possession of the Company. If the employee resigns or has employment terminated by the Company for cause prior to the end of the restricted period, the shares are returned to the Company. Upon death, total disability or retirement on the normal retirement date prior to the expiration of the restricted period, the restrictions will be released. If an employee elects early retirement or had employment terminated other than for cause, the employee shall be entitled to pro rata vesting, and the Committee has the power to adjust the effective award.
     Under both Restricted Plan I and Restricted Plan II (collectively, the "Plans"), the executive at the Performance Date or the eligible employee upon vesting of the shares awarded, receives as additional compensation, an amount of cash equal to the lesser of (1) the amount (calculated at the highest individual Federal income tax rate, including surcharge) necessary to pay Federal income taxes on such shares and additional cash compensation, and (2) 165% of the market value of the shares as of the date of the initial award by the Committee, all calculated on the number of shares for which the applicable restricted period has ended.
     During 1994, the Committee issued an aggregate amount of 8,220 shares of the Company's Common Stock to five officers of the Company under Plan II. During the year ended December 31, 1994, the Company expensed $994,000 in the aggregate for all participants under the Plan.
     The shareholders of the Company have previously authorized 600,000 shares for use under the Incentive Compensation Plan and the two Plans described herein. As of December 31, 1994, 222,490 shares remain available for future grant.

Compensation of Directors
     Non-employee Directors are paid an annual retainer of $8,000 (except for Committee Chairmen who are paid $10,000) plus $1,000 for each Board Meeting attended and $750 for each Committee meeting attended. Under a Deferred Compensation Plan for non-employee Directors, all or part of the annual fees may be deferred at the election of the Directors.

                     REPORT OF COMPENSATION COMMITTEE
                    ON EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation program is administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of three outside directors. Upon recommendation by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval.
     Compensation Philosophy: The purpose of the Company's executive compensation program is to help the Company achieve its mission and goals by attracting, motivating, and retaining key executives of high caliber and good potential. Pay opportunities will be competitive for average performance, and above average pay will be provided for superior performance. Variable components of pay will be a significant element of compensation and will be variable on the basis of performance. They are not to be considered entitlements.
     Components of Compensation: The executive compensation program consists of base salary, discretionary cash bonuses and awards under the Restricted Stock Plans. Base salary and potential bonus ranges are established annually following comparison of the Company and each of its operating units with surveys of other manufacturing companies of similar size and complexity. Though utilizing several different surveys, the Committee relies principally on The National Executive Compensation Survey published annually by the Management Association of Illinois. In order to achieve some balance between short term and long term business objectives of the Company, the cash bonus is weighted two-thirds by performance criteria relating to the current business year and one-third by criteria relating to future business considerations. The weighting for stock awards is reversed with the emphasis on longer term business development and strategic plans.

Administration in 1994:
     Salaries. In determining 1994 executive salaries, the Committee began by noting that there had been no increases in 1993. It then considered the previously established salary ranges for each position and each executive's relationship to the mid-point of his range in light of his tenure with the Company and years in the current position. Next, it noted the performance of each individual operating unit against its sales, operating profit and return on employed capital projections and the personal performance of each operating unit's senior executive relative to stated goals and challenges which arose during the year. Finally, the Committee noted the Company's improved performance in 1993 with net earnings from operations increasing 18.3%, net earnings from operations per share increasing 16.7% and return on shareholder's equity increasing 17.6% over 1992. The Committee also noted that the 1993 total return (with reinvestment of cash dividends) to its shareholders amounted to 21.3%. 1994 executive salary increases averaged 10.2%.
     In considering the salary increase of the Chief Executive Offer (CEO), the Committee specifically noted his thirty-four years of service to the Company and that, at his own request, he had not received any salary increase during the four preceding years.
     Cash Bonuses. The current business criteria, mentioned above, include sales, profits, profits as a percentage of sales, return on employed capital, cost reduction, quality, customer services and individual performance. The future business criteria include new product/program development, new market development, management succession/development, acquisitions and similar items. The values assigned to each may vary depending upon the business plans and strategic objectives of each operating unit and were negotiated at the beginning of 1994. Achievement of most of the criteria is measured by objective historical information and numerical data, while some involve subjective judgments. The Committee retains the prerogative to modify on a uniform basis the results obtained in light of the Company's overall results and business conditions existing at the time of its decision. As calculated under the executive compensation program, 1994 executive cash bonuses totaled $466,000, or 41.7%, of 1994 aggregate executive salaries. The Committee noted the Company's outstanding performance in 1994 with net earning from operations increasing 106.9%, net earnings per share increasing 105.3% and return on shareholders equity increasing 97.7% over 1993. The Committee also noted that 1994 total return (with reinvestment of cash dividends) to its shareholders amounted to 38.6%. In view of the foregoing factors, the Committee decided not to exercise its prerogative to modify the cash bonuses as otherwise calculated.
     Stock Awards: Through the Company's Restricted Stock Plans, the Committee has endeavored to motivate management through stock ownership. For example, each of Messrs. Hock, Flakoll and Rafferty are significant shareholders in the Company and are thus presumably motivated to act on behalf of all shareholders to optimize overall Company performance. As previously mentioned, the weighting of the performance criteria for stock awards is based mostly on long term business development and plans. This is appropriate since awards under Restricted Plan I vest in seven years, but may vest in the third year if preset performance goals are attained. Awards under Restricted Stock Plan II vest in five years. For purposes of the Summary Compensation Table, awards are valued at the current market price on the date of the grant.
     For the year 1994, the Committee based its awards on the levels of performance attained and elected to not exercise its prerogative to modify the number of shares earned. The Committee believes it is in the best interest of the Company's shareholders to encourage, promote and reward sound long term business plans and strategies.
     In evaluating the CEO's bonus and stock award for 1994, the Committee took into account: the Company's overall financial performance in 1994; the extent of the Company's progress in assimilating prior acquisitions; the relative performance of each of the Company's subsidiaries and divisions in a year of operating in a strong domestic, but very competitive economy; the progress made by the Chief Executive Officer in achieving the goals which he established with the Committee in early 1994; and, the level of bonus and stock awards received by the executive officers and executives of the Company's subsidiaries and divisions. The Committee also wished to recognize his thirty-five years of service to the Company. The Committee believes that the overall compensation of the Chief Executive Officer is fair and reasonable.
     No member of the Committee is an employee of the Company or any of its subsidiaries. Mr. Harrison is the Secretary of the Company and performs the functions of this office on a per diem basis as an independent contractor, spending approximately sixty to seventy days annually, as required.
     Compensation Committee: J. Barton Harrison (Chairman), Stanley E. Basara, Edward M. Mazze.


             COMPARISON OF SEVEN-YEAR CUMULATIVE TOTAL RETURN

     The following graph and table show a seven-year comparison of total shareholder returns for the Company, AMEX Market Value Index and Dow Jones Electrical Components & Equipment Industry Group Index.

                                      COMPARISON OF 7-YEAR CUMULATIVE TOTAL RETURN

                              1987      1988      1989      1990      1991      1992      1993      1994
- ---------------------------------------------------------------------------------------------------------
Technitrol, Inc.            $100.00   $151.96   $211.96   $131.41   $158.67   $155.86   $189.12   $262.20
AMEX Market Value Index     $100.00   $117.54   $145.19   $118.34   $151.74   $153.34   $183.27   $166.57
Dow Jones Electrical
   Components & Equipment
   Industry Group Index     $100.00   $198.73   $125.73   $115.11   $144.63   $144.88   $157.70   $164.20

Assumes $100 invested on December 31, 1987, and reinvestment of dividends.


Proposal No. 2 -- Selection of Auditors
     Shareholders will be asked to approve the selection of KPMG Peat Marwick LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1994. KPMG Peat Marwick LLP has advised that it does not have any direct financial interest or any material indirect financial interest in the Company or its subsidiaries, and during the past three years has not had any connection with the Company or its subsidiaries in any capacity other than as auditors and providing tax advice and preparation of tax returns for the Company. A representative of the firm will be present at the meeting to answer questions by shareholders concerning the accounts of the Company and, if such representative so desires, he will have the opportunity to make a statement.
     The affirmative vote of a majority of the shares entitled to vote at the meeting is required for approval of selection of auditors.

                          SHAREHOLDERS PROPOSALS
     In order to be considered for inclusion in the proxy materials for the 1996 Annual Meeting, shareholders proposals must be received by the Company by December 22, 1995. Any change in this date will be communicated to shareholders in a timely fashion.

                               OTHER MATTERS
     The Board of Directors does not know of any other matters to come before the meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                                         By order of the Board of Directors


                                                J. Barton Harrison
                                                     Secretary
April 17, 1995

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                                PROXY CARD


[ X ] PLEASE MARK VOTES
      AS IN THIS EXAMPLE


                              REVOCABLE PROXY
                             TECHNITROL, INC.

                         1995 ANNUAL MEETING PROXY
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Roy E. Hock and Robert J. Citrino as Proxies and attorneys-in-fact, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 10, 1995, at the Annual Meeting of Shareholders to be held on May 23, 1995 or any adjournment thereof.



1. ELECTION OF DIRECTORS

   Stanley E. Basara
   Roy E. Hock
   Edward M. Mazze

   [  ] For        [  ] Withhold        [  ] For All Except

INSTRUCTION: To withold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

___________________________________________________________________________



2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the Company's independent auditors for the year commencing January 1, 1995.

   [  ] For        [  ] Against        [  ] Abstain



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN ACCORDANCE WITH THE PROXY STATEMENT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR
PROPOSAL 2 AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS.

   Please sign this Proxy exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, trustee or guardian or other fiduciary capacity please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in Partnership name by authorized person.


Please be sure to sign and date this Proxy in the box below.

                                          DATE ____________________________


___________________________________________________________________________
Stockholder sign above-----Co-holder (if any) sign above




- ---------------------------------------------------------------------------

 Detach above card, sign, date and mail in postage paid envelope provided.


                             TECHNITROL, INC.
            1210 NORTHBROOK DRIVE, SUITE 385, TREVOSE, PA 19053

           -----------------------------------------------------
                            PLEASE ACT PROMPTLY
                    SIGN, DATE, & MAIL PROXY CARD TODAY
           -----------------------------------------------------


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